Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 20th day of April 2015, by and between Clayton G. Wilson (the “Executive”), a Florida resident, and Alico, Inc., a Florida corporation (the “Company”).

Recitals

WHEREAS, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company, effective as of November 22, 2013 (the “Effective Date”) and the Executive desires to accept such positions with the Company.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Employment.  The Company hereby employs the Executive as its Chief Executive Officer of the Company, and the Executive hereby accepts such employment, effective as of the Effective Date, upon the terms and conditions set forth herein.  Except as otherwise expressly provided herein and in the Indemnification Agreement previously executed by the Company and the Executive, this Agreement (including the exhibits that are an integral part of it) sets forth the terms and conditions of the Executive’s employment by the Company, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject.  Every reference in this Agreement to an Exhibit is to an exhibit to this Agreement.  As used in this Agreement, the capitalized terms that are defined on Exhibit A have the respective definitions attributed to them on Exhibit A, and those definitions are incorporated by reference in this Agreement.

2.  Position and Duties.

(a)                                 Duties.  The Executive shall be employed by the Company as Chief Executive Officer, and shall be appointed, effective as of the Effective Date, to serve as a member of the Company’s Board of Directors (the “Board”) and thereafter shall be nominated by the Company for reelection as a member of the Board as the Executive’s term as a director expires.  The Executive shall be responsible for the general management of the affairs of the Company, taking into account duties to be performed by any Chairman of the Board, and shall perform all duties incidental to such positions which may be required by law and all such other duties as may be reasonably assigned by the Board and are consistent with the duties normally associated with a chief executive officer of a public corporation.  The Executive is not required, however, to serve on behalf of the Company or a subsidiary of the Company as an agent, officer, director, manager, partner, trustee, employee or contractor for any benefit plan or any welfare plan of the Company without his express approval, which he may withhold in his sole discretion.  The Executive shall report directly to the Board.  For administrative purposes, the Company may designate the Executive as being employed by one or more of its affiliates pursuant to the terms of this Agreement, but the designation will not relieve the Company from any of its obligations under this Agreement, except to the extent that they are fully performed by the designated subsidiary.

(b)                                 Engaging in Other Employment.  While employed by the Company, except as otherwise approved by the Board or as provided by any contract to which the Company or any of its subsidiaries is a party, the Executive shall devote substantially all of his working time and attention to the Company and its affiliates and shall not be employed by any other person or entity.  Notwithstanding the foregoing or the provisions of Section 10(b) of this Agreement, the Executive is permitted to do any of the following while he is employed by the Company or any of its subsidiaries:  (i) serve as an owner, manager, officer, director or trustee of any entity that directly or indirectly owns any interest in the Company; (ii) if approved in advance by resolution of the Board, serve as an owner, officer, director or manager of any other for-profit business entity, so long as it is not engaged in a business that competes with the Company; (iii) serve as an owner, manager, officer, director, and employee of any of the business entities listed on Exhibit C to this Agreement, whether or not any of them engages in a business that competes with the Company; (iv) make a passive investment in less than 1% of the outstanding equity of any business entity that is traded on any national, regional or international stock exchange or in the over-the-counter market, whether or not the business entity is engaged in a business that competes with the Company; and (v) participate in a reasonable number of civic, industry, charitable, community, educational, professional and  similar organizations, including serving as an officer or member of a board of directors of any nonprofit organization; provided in each case that the activity or service does not materially interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement.

(c)                                  Loyal and Conscientious Performance.  The Executive shall act at all times in compliance with the written policies, rules and decisions adopted from time to time by the Company, its Board and any employing affiliates and perform all of the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(d)                                 Location.  The Executive’s principal place of business shall be at the principal executive offices of the Company in Fort Myers, Florida.  Except for required business travel, the Executive will not be required to relocate to a new principal place of business that is more than 50 miles from any material property of the Company or its subsidiaries.

3.  Term of Employment.  The term of the Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the second anniversary of the Effective Date, subject to extension and termination pursuant to the provisions of this Agreement (the “Term”).  The Term will be automatically extended for a one-year period on the second and each ensuing anniversary of the Effective Date unless either the Company or the Executive provides written notice to the other party no later than 60 days in advance of the expiration of then-current Term that the period of the Executive’s employment pursuant to this Agreement shall not be extended.  As used in this Agreement, the word “Term” means the initial two-year period of employment specified in this Agreement and includes any and every one-year extension of the period of employment under this Agreement.

4.  Annual Cash Compensation.

(a)                                 Annual Base Salary.  During the Term and retroactive to January 1, 2014, the Company shall pay to the Executive in installments an annual base salary, not less often than monthly, at an annual rate of not less than $350,000 (“Annual Base Salary”).  The Company and the Executive acknowledge that, before their execution of this Agreement, the Company paid the Executive a base salary at the annual rate of $150,000 for his services as Chief Executive Officer of the Company.  Accordingly, the Company shall pay to the Executive within 20 days after their execution of this Agreement the additional amount of base salary that is owed to the Executive for the retroactive period (that is, the cumulative amount of Annual Base Salary payable to the Executive for the period beginning on January 1, 2014 and ending on the execution date of this Agreement, minus the cumulative amount of base salary actually paid to the Executive for that period).  The Annual Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Committee”) at least annually for increase, and the Annual Base Salary as so adjusted shall be the “Annual Base Salary” for all purposes of this Agreement.  The Company shall not reduce the Annual Base Salary during the Term of this Agreement without the advance written approval of the Executive.

(b)                                 Short-Term Incentive Plan.  For each fiscal year of the Company during the Term, the Executive shall be eligible for an annual incentive compensation award with an annual target opportunity in an amount equal to 75% of the Annual Base Salary (the “Target Bonus Opportunity”) and with the amount of the award for each fiscal year to be determined by the Board or the Committee from time to time.  The short-term incentive compensation earned by the Executive with respect to any fiscal year (the “Annual Bonus”) shall be paid to the Executive within two and a half months following the fiscal year for which it was earned, subject to the Executive’s continued employment through the payment date.  The Company shall not reduce the Target Bonus Opportunity during the Term of this Agreement without the advance written approval of the Executive.

5.  Equity Awards.

(a)                                 Restricted Stock Awards.  In the third quarter of fiscal year 2015, the Company shall award the Executive an initial equity grant (the “Sign-On Grant”) of 4,500 restricted shares of the Company’s common stock (the “Restricted Shares”) without any obligation to pay any purchase price for the shares.  Subject to the Executive’s continued employment through the applicable vesting date and to the achievement of performance goals to be established by the Committee on or before the date of grant, the Restricted Shares shall vest at the rate of 20 percent per year on each of the first five anniversaries of the date of grant and shall vest fully and immediately upon a Change in Control (as defined in Exhibit A) of the Company or a termination of the Executive’s employment under this Agreement by the Executive with Good Reason (as defined on Exhibit A) or by the Company without Cause (as defined in Exhibit A).  The Company shall deliver to the Executive, at least 10 days before the date when it must be accepted by the Executive to prevent the award of the Restricted Shares from becoming void or invalid, any restricted stock agreement or other document that is required to be executed by him to accept the award of the Restricted Shares.

(b)                                 Other Equity Grants.  For each fiscal year during the Term commencing with the 2015 fiscal year, and in addition to the restricted stock awards to be granted pursuant to the preceding Section 5(a), the Executive shall be eligible to participate in the Company’s Stock Incentive Plan of 2015, or its successor, on terms and conditions that are substantially similar to the terms and conditions of the long-term incentive awards granted to other executive officers of the Company, as determined by the Committee from time to time.

6.  Employee Benefits.  During the Term, the Executive shall be eligible to participate in all employee benefit plans, policies, programs, practices and arrangements that the Company provides to its employees and senior executives from time to time (each, an “Employee Benefit Plan” and, collectively, the “Employee Benefit Plans”) on terms that are no less favorable to the Executive than are provided by the Company to any other senior executive of the Company.  The Executive will be entitled to 20 paid vacation days every fiscal year of the Company, which will be credited on the first day of each fiscal year during the Term.  In addition to the foregoing paid vacation time, the Executive will be allowed additional days of paid holidays or other personal absent time as determined in accordance with Company policy or as approved by the Board.  Any unused vacation time during a fiscal year will accumulate in accordance with the Company’s vacation policy.

7.  Perquisites.  During the Term, the Executive shall be eligible to receive perquisites on a basis no less favorable than as are provided by the Company from time to time to other executive officers of the Company.  In addition, the Company shall make available to the Executive for use in connection with the performance of his duties hereunder a 2013 Ford Expedition Limited with four-wheel drive or a comparable sport utility vehicle with four-wheel drive.  The Company shall pay all fuel, repair, insurance, maintenance and other costs and expenses associated with the motor vehicle.

8.  Expense Reimbursement.  The Executive shall be reimbursed for ordinary and reasonable travel, business, promotional, entertainment and other expenses that are paid or incurred by him during the Term in connection with the performance of his services for and on behalf of the Company under this Agreement (specifically including, but not limited to, business class airfare), subject to the Company’s expense reimbursement policies and procedures.

9.  Withholding.  The Company may withhold from the payments due to the Executive for the payment of taxes and other lawful withholdings or required Executive contributions, in accordance with applicable law.  If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 6 or 7), at a time when there are not cash payments being made to the Executive from which such withholding obligations can be satisfied, the Executive will deliver to the Company amounts sufficient to fund such withholding or contribution obligations.

10.  Executive’s Covenants.

(a)                                 Confidentiality.

(i)  The Executive shall not, at any time use, divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including, without limitation, any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of the Company or its affiliates (or any predecessors thereof) that the Executive may have learned or become aware of at any time on or prior to the date hereof or during the Term of the Executive’s employment by the Company.  The confidential and proprietary information shall not include any information that: (A) was independently developed by the Executive before the commencement of his employment with the Company; (B) is or has been publicly disclosed by the Company or any subsidiary of the Company; and (C) is or becomes publicly available, other than as a result of a disclosure in contravention of this confidentiality restriction by the Executive or any person to whom the Executive disclosed the information.  Notwithstanding the foregoing, the Executive is permitted to disclose confidential and proprietary information of the Company and/or its affiliates (x) to third parties and other officers, directors and employees of the Company or its affiliates in the performance of his duties as Chief Executive Officer of the Company, (y) to legal counsel for the Executive, the Company or an affiliate of the Company to the extent necessary to obtain legal advice so long as the Executive advises such legal counsel of the confidential and/or proprietary nature of such information and (z) to the extent required by law or a request by a court or governmental authority (pursuant to a subpoena or otherwise) or as required to respond to a law suit against the Executive.

(ii)  The Executive further acknowledges and agrees that all Company Materials (as defined below) are the exclusive property of the Company and that, at request of the Company upon the termination of his employment with the Company pursuant to this Agreement (or, in the event that he continues as a director of the Company, upon his ceasing to be a director of the Company), he shall return to the Company all Company Materials (including all copies thereof) that are in printed form and then in his control or possession and permanently delete from all accessible files, folders, and document libraries all Company Materials in digital form that are then stored on computers or other electronic devices in his control or possession.  For purposes of this Section 10, “Company Materials” means all models, samples, products, prototypes, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents concerning the Company, any affiliate of the Company or any predecessor of the Company or any affiliate of the Company, whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium.

(iii)  The Executive acknowledges that Company Materials may contain information that is confidential and subject to the attorney-client privilege of the Company or its affiliates or otherwise protected by attorney work product immunity.  Except as required by law, the Executive agrees not to disclose to any person (other than in-house or outside counsel for the Company and its affiliates) the content or substance of (A) any such Company Materials that the Executive knows or has notice is protected by an attorney-client privilege or attorney work product immunity of the Company or any affiliate of the Company or (B) any communication that the Executive may have or may have had at any time with in-house or outside counsel for the Company and its affiliates, whether during his employment hereunder or otherwise, regarding such Company Materials.  Notwithstanding the foregoing, the Executive is permitted to waive any attorney-client privilege or attorney work product privilege of the Company or any affiliate of the Company with respect to any particular information or communication, whether affirmatively or through the disclosure of information or communication to a person that results in waiver of the privilege, if the waiver or disclosure is (A) necessary to establish a legal defense for the Executive, (B) made in reliance on, and consistent with, the advice of legal counsel, (C) directed or authorized by the Board or legal counsel for the Company in connection with a governmental investigation or otherwise, or (D) required by law or to comply in good faith with an order of a court or governmental authority, after providing the Company or its subsidiary a reasonable opportunity to obtain a protective order to prevent or protect the disclosure of the applicable information or communication..

(b)                                 Noncompetition/Nonsolicitation.

(i)  During the Restricted Period (as defined below), and except as otherwise authorized by Section 2(b) of this Agreement, the Executive agrees that he shall not, without the prior authorization by resolution of the Board, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged in, involved with or employed in any business (other than as a less-than one percent (1%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with the Company or any of its affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Company or any of its affiliates to reduce, terminate, restrict or otherwise alter its business relationship with the Company or its affiliates; provided that the foregoing shall not prohibit the Executive, individually or in association with others, (x) from engaging in public advertisement and other forms of broad solicitation not intended to target Company employees to fulfill hiring needs and (y) from hiring any individual who is a former employee of the Company or any subsidiary of the Company who has been separated from employment with the Company or the subsidiary of the Company for more than six months.  The provisions of this Section 10(b)(i) shall be effective only within any state within the United States or any country outside the United States where the Company or any of its subsidiaries conducted its business during any part of the Executive’s employment with the Company.  The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

(ii)  For purposes of this Section 10(b), “Restricted Period” shall mean the period of the Executive’s employment by the Company during the Term and the 12-month period following the Date of Termination (as defined in Exhibit A); provided that the Company may elect, by providing the Executive with written notice no later than 30 days prior to the one-year anniversary of the Date of Termination, to extend the Restricted Period for 12 months until the two-year anniversary of the Date of Termination, in which case the Company shall, in addition to the Severance Amount described in Section 11(b)(ii) paid with respect to the first 12-month period following the Executive’s Date of Termination in the case of a termination by the Company without Cause or resignation for Good Reason, and subject to the Executive’s continued compliance with the covenants set forth in Section 10 hereof, pay to the Executive an additional amount equal to the Severance Amount in equal installments for the 12-month period from the one-year anniversary of the Executive’s Date of Termination until the two-year anniversary of the Executive’s Date of Termination in accordance with the Company’s regular payroll practices.

(c)                                  Forfeiture and Repayments.  The Executive agrees that, in the event that he violates the provisions of Section 10(a) and 10(b), and except for the payment of Accrued Obligations, (i) he will forfeit and not be entitled to any further payments or benefits under this Agreement, (ii) any stock options (“Options”) then-outstanding shall expire immediately, and (iii) if such violation is after the termination of his employment, he will be obligated to repay to the Company the sum of (x) any amounts paid (determined as of the date of payment) after the termination of employment pursuant to Section 11 hereof and (y) the amount of any gains realized by the Executive upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Options and the aggregate exercise price of the Options) within the one-year period prior to the first date of the violation.  Such amount shall be paid to the Company in cash in a single sum within ten business days after the first date of the violation, whether or not the Company has knowledge of the violation or has made a written demand for payment.  Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.  The forfeiture and clawback provisions of this Section 10(c) will terminate on the date that is 18 months following the expiration of the Restricted Period with respect to a violation of the provisions of Section 10(b) or 60 months following the Termination Date with respect to a violation of the provisions of Section 10(a).

(d)                                 Nondisparagement.  The Executive shall not disparage the Company or any of its affiliates or their respective directors, officers, employees as a group, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) (the “Company Parties”) or any Company Parties’ goods, services, employees as a group, customers, business relationships, reputation or financial condition.  The Company shall provide to the Executive, within ten days following the date when it files with the United States Securities and Exchange Commission its Quarterly Report on Form 10-Q, a list of the names of the stockholders of the Company, to enable him to know the identity of the persons who he is prohibited from disparaging pursuant to this Section 10(d).

(e)                                  Cooperation.  During the Term and thereafter, the Executive shall cooperate with the Company and its affiliates as reasonably requested by the Company, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding involving the Company or any of its subsidiaries that pertains to any matter that occurred, or with which the Executive was involved or had knowledge, while he was employed by the Company, including, without limitation, the Executive being available to the Company or its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments if the Executive is then employed by the Company and otherwise taking into account the Executive’s reasonable business obligations.  The Company promptly shall reimburse the Executive for all reasonable out-of-pocket costs and expenses that he incurs in providing any assistance requested by the Company under this Section 10(e), including the reasonable fees and expenses of an attorney selected by the Executive and reasonably acceptable to the Company to represent the Executive’s interests in connection with any investigation or judicial, regulatory, arbitration or administrative proceeding for which he is requested to provide any assistance or required to testify in a deposition or otherwise.  In addition, following the termination of the Term for any reason, the Executive shall cooperate to the extent requested by the Company to find a suitable replacement for the Executive under any contract between the Company or any of its subsidiaries, on the one hand, and any of the Company’s or any of its subsidiaries’ vendors, on the other hand; provided that the Company shall, in consideration for the services to be provided to the Company by the Executive under the final sentence of this Section 10(e), pay to the Executive a per diem rate commensurate with his Annual Base Salary.

(f)                                   Scope of Restrictions.  The Executive acknowledges that the restrictions set forth in this Section 10 are reasonable and necessary to protect the Company’s business and goodwill, and that the obligations under this Section 10 shall survive any termination of his employment for the periods indicated.  The Executive acknowledges that if any of these restrictions or obligations is found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced.

(g)                                  Consideration; Survival.  The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 10.  As further consideration for the covenants made by the Executive in this Section 10, the Company has provided and will provide the Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

11.  Termination of Employment.

(a)                                 In General.  Notwithstanding anything to the contrary contained herein, the Executive’s employment with the Company pursuant to this Agreement may be terminated at any time prior to the end of the Term (i) by the Executive by delivering to the Company a Notice of Termination (as defined on Exhibit A); (ii) by the Company by delivering to the Executive a Notice of Termination; or (iii) upon the death or due to the Disability (as defined on Exhibit A) of the Executive.

(b)                                 Termination without Cause or Resignation for Good Reason.  If, during the Term, the Executive’s employment is terminated (x) by the Company other than for Cause (as defined in Exhibit A), death or Disability or (y) by the Executive for Good Reason (as defined in Exhibit A), the Executive shall be entitled to the compensation and benefits set forth in Section 11(b)(i) and 11(b)(ii) (the “Severance Payments”):

(i)  Compensation Other Than Severance Payments.  The Company shall pay to the Executive (A) the Accrued Obligations (as defined in Exhibit A) in a cash lump sum within 30 days after the Date of Termination, (B) any rights or payments, except for any severance benefits, that are vested benefits or that the Executive is otherwise entitled to receive at or subsequent to the Date of Termination under any Employee Benefit Plan or any other contract or agreement with the Company or any of its subsidiaries, which shall be payable in accordance with the terms of such contract or agreement or Employee Benefit Plan, except as explicitly modified by this Agreement (collectively, the “Vested Benefits”), and (C) any Annual Bonus that has been earned but not paid as of the Date of Termination, which the Company shall pay at the time provided in Section 4(b) even though the Executive is no longer employed by the Company at that time.

(ii)  Severance Benefits.  Subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit B (the “Release”) and the Release becoming effective and irrevocable in accordance with its terms by no later than the 55th day immediately following the date that the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Release Deadline”) and the Executive’s continued compliance with the covenants set forth in Section 10 hereof, the Company shall pay to the Executive an amount equal to the sum of (i) the Executive’s Annual Base Salary and (ii) the amount of Annual Bonus earned by the Executive for the most recently completed fiscal year (whether or not it has been paid as of the Date of Termination) or, if the Date of Termination occurs prior to the time that the Executive was eligible to earn such a bonus, the Executive’s Target Bonus Opportunity (the “Severance Amount”).  The Severance Amount shall be paid to the Executive in equal installments for the one-year period following the Executive’s Date of Termination in accordance with the Company’s regular payroll practices.

(c)                                  Termination of Employment for Death or Disability.  The Executive’s employment with the Company will terminate automatically on the date of his death.  The Company may terminate the employment of Executive upon his Disability by delivering to the Executive or his guardian a Notice of Termination.  If the Executive dies or his employment is terminated by the Company for Disability, any and all outstanding stock options and stock appreciation rights that have been granted to the Executive by the Company and have vested as of the Date of Termination shall remain exercisable for the longer of their stated term or 90 days following the Date of Termination, and the Company shall pay to the Executive or the guardian or personal representative of his estate (as applicable) (i) the Accrued Obligations in a cash lump sum within 30 days after the Date of Termination, (ii) the Vested Benefits, which shall be payable in accordance with the terms of the contracts, agreements or Employee Benefit Plans under which the Vested Benefits are provided, except as explicitly modified by this Agreement, and (iii) any Annual Bonus that has been earned but not paid as of the Date of Termination, which the Company shall pay at the time provided in Section 4(b) even though the Executive is no longer employed by the Company at that time.

(d)                                 Resignation by the Executive without Good Reason.  If the Executive’s employment is terminated by the Executive other than with Good Reason (and not due to Disability), any and all outstanding stock options and stock appreciation rights that have been granted to the Executive by the Company and have vested as of the Date of Termination shall remain exercisable for the longer of their stated term or 90 days following the Date of Termination, and the Company shall pay to the Executive (i) within 30 days of the Date of Termination, to the extent not theretofore paid, (A) any earned but unpaid Annual Base Salary through the Date of Termination, (B) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination and (C) any accrued vacation pay and (ii) the Vested Benefits, which shall be payable in accordance with the terms of the contracts, agreements or Employee Benefit Plans under which the Vested Benefits are provided, except as explicitly modified by this Agreement.

(e)                                  Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause, any and all outstanding stock options, restricted stock awards and stock appreciation rights that have been granted to the Executive by the Company and are not vested on the Termination Date shall be automatically forfeited and cancelled without any consideration as of the Date of Termination, and the Company shall pay to the Executive (i) within 30 days of the Date of Termination, to the extent not theretofore paid, (A) any earned but unpaid Annual Base Salary through the Date of Termination, (B) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination and (C) any accrued vacation pay and (ii) the Vested Benefits, which shall be payable in accordance with the terms of the contracts, agreements or Employee Benefit Plans under which the Vested Benefits are provided, except as explicitly modified by this Agreement.

(f)                                   Effect of Termination on Other Positions.  If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s affiliates, or holds any other position with the Company or its affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination.  The Executive agrees to execute a letter of resignation and take such other reasonable actions as the Company may request to effect such resignation.

(g)                                  No Mitigation Duty.  The amounts payable to the Executive pursuant to this Sections 11 will not be reduced by the amount of any income that the Executive earns or could earn from alternative employment following the Date of Termination.  The Company waives any duty that the Executive might have under law to mitigate his damages by seeking alternative employment.

12.  Administration.  Subject to Section 21, no right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

13.  Notice.  Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed to the parties at the following addresses:

If to the Company:

Chairman, Compensation Committee
c/o Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, Florida 33913

If to the Executive:

At the most recent contact information on file in the payroll records of the Company.

A validly given notice will be effective on the earlier of its receipt, if it is personally delivered in writing, or on the fifth day after it is postmarked by the United States Postal Service, if it is delivered by certified or registered, postage-prepaid, United States mail.

14.  Waiver of Breach.  The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

15.  Severability.  The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

16.  Amendment.  No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

17.  Authorization.  The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all requisite corporate action of the Company.  This Agreement has been properly executed on behalf of the Company by a duly authorized representative.

18.  Counterparts.  The parties may execute this Agreement in counterparts and by manual or facsimile signature.  Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement.  This Agreement will become effective as of the Effective Date when it has been signed by both the Company and the Executive and will survive the termination of the Executive’s employment with the Company pursuant to this Agreement.

19.  Recurring Words.  As used in this Agreement: (i) the word “days” refers to calendar days, including Saturdays, Sundays and holidays; (ii) the term “fiscal year” means the fiscal year of the Company beginning on October 1 of each calendar year and ending on September 30 of the ensuing calendar year; (iii) the word “law” includes a code, rule, statute, ordinance or regulation and the common law arising from final, nonappealable decisions of state and federal courts in the United States of America; (iv) the word “person” includes, in addition to a natural person, a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental authority; (v) the term “governmental authority” includes a government, a central bank, a public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national; and (vi) the word “affiliate,” when used in reference to any specified person, means any other person that directly or indirectly controls, is controlled by, or is under common control with the specified person pursuant to direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified person, whether by contract, through the ownership of voting securities or otherwise, but, for all purposes of this Agreement, none of the following persons will be treated as an affiliate of the Company, unless the person becomes controlled by the Company:  734 Agriculture, LLC; 734 Citrus Holdings, LLC; 734 Investors, LLC; any member of 734 Agriculture, LLC or 734 Investors, LLC; and any person (other than the Company and its consolidated subsidiaries) that is controlled by 734 Agriculture, LLC, 734 Investors, LLC, or any of their respective members or subsidiaries.

20.  Governing Law and Forum Selection.  This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof.  The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration.  Notwithstanding the foregoing, any party to this Agreement may commence a proceeding in any court of competent jurisdiction to enter a judgment of any award rendered in the arbitration or to enforce any arbitration award or a settlement resulting from mediation or negotiation of the parties.  This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims.  The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding will be conducted in the English language by a sole arbitrator in Polk County, Florida, and governed by the Florida Arbitration Act and the substantive laws of the State of Florida, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns and will not be subject to appeal, review, or re-examination by a court or the arbitrator, except for  fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that (in each case) prejudices the rights of a party to the arbitration. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case.  Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties.

21.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Executive. This Agreement is not assignable by the Company without the advance written consent of the Executive, which he may withhold in his sole discretion, except that the Company any assign this Agreement without the consent of the Executive to any direct or indirect successor in interest to all or substantially all its assets or business (whether pursuant to a sale, merger, exchange, consolidation or reorganization transaction) that, at the closing of the transaction, expressly assumes in writing this Agreement and agrees to perform all the obligations of the Company under it.  The Company will require any successor in interest to all or substantially all its assets or business to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

22.  Code Section 409A.  It is the intention of the Company and the Executive that this Agreement will not result in unfavorable tax consequences to the Executive under Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the fiscal year following the fiscal year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, provided that with respect to any reimbursements for any taxes to which the Executive becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the fiscal year following the fiscal year in which the Executive remits the related taxes, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

23.  Limitations on Payments under Certain Circumstances.

(a)                                 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in the Severance Payments is necessary pursuant to this Section 23(a), then the reduction shall occur by first reducing the Severance Amount payable pursuant to Section 11(b)(ii) and then by reducing accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), and finally by reducing the accelerated vesting of other equity awards (based on the reverse order of the date of grant).

(b)                                 For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of a nationally recognized certified public accounting firm that is selected by the Company, and reasonably acceptable to the Executive, for purposes of making the applicable determinations under this Section 23 (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)                                  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(d)                                 For purposes of clarity, the Executive shall not be entitled to any form of tax gross-up in connection with Section 280G of the Code or Section 4999 of the Code under any circumstances

24.  Payments After Default.  Notwithstanding anything to the contrary in this Agreement, and without limiting the Executive’s rights at law or in equity, if the Company fails or refuses to pay or provide to the Executive on a timely basis any payment or benefit due under Section 11 of this Agreement in accordance with its terms, the severance benefits payable to the Executive under Section 11(b)(ii) will be increased, extended and continued, in each case, by one additional day for each day that the Company fails or refuses to pay them.  In addition, if the Company fails to pay to the Executive when due any compensation, Accrued Obligations, severance payments or other cash sum payable to the Executive pursuant to any provision of this

Agreement, the Company shall pay to the Executive, on demand, interest on the unpaid amount, from the date when due until paid in full, at a simple annual rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALICO, INC.

By:	/s/ Gregory Eisner
	Name:	Gregory Eisner
	Title:	Chair, Compensation Committee

EXECUTIVE

/s/ Clayton G. Wilson
Clayton G. Wilson

[Signature Page to Wilson Employment Agreement]

EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

“Accrued Obligations” shall mean the sum of (w) any earned but unpaid Annual Base Salary through the Date of Termination, (x) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, (y) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such annual cash bonus has not been paid as of the Date of Termination, and (z) any accrued vacation pay, in each case, to the extent not theretofore paid.

“Cause” shall mean (i) a material failure by the Executive to carry out, or malfeasance or gross insubordination in carrying out, any of his material duties under this Agreement, (ii) the final conviction of the Executive of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Executive (including, without limitation, theft or embezzlement) in connection with his employment by the Company, or a malicious action by the Executive toward the customers or employees of the Company or any affiliate of the Company, (iv) a material breach by the Executive of the Company’s Code of Business Ethics or Section 10 of the Agreement, or (v) the failure of the Executive to cooperate fully with governmental investigations involving the Company or any affiliate of the Company unless the Executive is a subject of the investigation or is acting in reliance on the advice of counsel or in accordance with directions from the Board or legal counsel for the Company; provided, however, that each act or omission described in the preceding clauses (i), (iii), (iv) and (v) will not constitute a basis for the Company to terminate the Executive’s employment for Cause pursuant to this Agreement unless the Executive receives written notice from the Company identifying each act or omission that the Board views to constitute Cause and any identified act or omission recurs or, if curable, the identified act or omission is not reasonably cured within 30 days after the date when the Executive received the written notice from the Company.

“Change in Control” shall mean any of the following:

(a)                                 The acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Group”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition by any Investor, or (E) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition;

(b)                                 Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by (i) a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) the holders of at least a majority of the Outstanding Company Voting Securities, including any Investor, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries with a third party other than any Investor, or a sale or other disposition of all or substantially all of the assets of the Company to a third party other than any Investor, or a sale or other disposition to a third party other than any Investor of all or substantially all of the assets of one or more subsidiaries of the Company that constitute all or substantially all the assets of the Company and its subsidiaries on a consolidated basis (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person or Group (excluding any entity resulting from such Business Combination or any parent of such entity,  any employee benefit plan (or related trust) of the Company, such entity resulting from such Business Combination or such parent, and any Investor) beneficially owns, directly or indirectly, more than 50%, respectively, the then outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were either (A) members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) have been appointed or elected to the Board by an Investor;

(d)                                 The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, unless the transaction is subsequently abandoned or otherwise fails to occur; or

(e)                                  The Investors cease to have, in the aggregate, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 5% or more of the Outstanding Company Stock and 5% or more of the Outstanding Company Voting Securities.

“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor (without the consent of the Company) more than 60 days, respectively, from the date such Notice of Termination is given); provided, however, that if the Executive’s employment is terminated for Disability, the Date of Termination shall be 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30-day period). The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination under this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

“Disability” shall mean a termination of employment as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company under this Agreement for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties under this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence (without the Executive’s written consent, which he may withhold in his sole discretion) of any one of the following material adverse changes to the Executive’s employment relationship with the Company: (i) a  reduction in the amount of the Executive’s Annual Base Salary, (ii) a reduction in the amount of the Executive’s Target Bonus Opportunity, (iii) a material diminution in the Executive’s duties or responsibilities, (iv) the Executive is required by the Board to report to anyone other than the Board, (v) any failure by the Board to nominate the Executive for reelection as a member of the Board, (vi) the Executive is removed or not appointed or reappointed by the Board as the Chief Executive Officer of the Company, except pursuant to a termination of the Executive’s employment under this Agreement, (vii) the Executive is required by the Board to relocate to a principal place of work that is more than 50 miles from any material property of the Company or any of its subsidiaries, (viii) the Board elects or appoints an equal or higher ranking officer to the Executive (including a co-chief executive officer) to perform any material part of the Executive’s duties under this Agreement (other than a Chairman), (ix) the Executive’s title is diminished from that as Chief Executive Officer, (x) the Company fails to pay or provide to the Executive when due any material amount owed to him under this Agreement or any material employee benefits that are required to be provided to him pursuant to this Agreement, or (xi) any successor in interest to all or substantially all the assets or business of the Company (whether pursuant to a sale, merger, exchange, consolidation, or reorganization transaction) fails or refuses, at the closing of the transaction, to assume in writing this Agreement and agree to perform all the obligations of the Company under it, unless such assumption occurs by operation of law.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement, provided, however, that the Executive shall not have reason to terminate his employment with the Company for Good Reason pursuant to this Agreement unless, (A) the Executive shall have provided the Company with written notice of the occurrence of the event constituting Good Reason within 90 days after the occurrence of such event and, if the event is curable, the Company shall have failed to cure such event within 30 days following receipt of such written notice and (B) if the event is not cured by the Company within the prescribed cure period, the Executive provides Notice of Termination to the Company within 180 days after the date on which the event giving rise to such Good Reason occurred.

“Investor” means any of 734 Agriculture, LLC; 734 Citrus Holdings, LLC; 734 Investors, LLC; any member of 734 Agriculture, LLC or 734 Investors, LLC; and any person (other than the Company and its consolidated subsidiaries) that is controlled by 734 Agriculture, LLC, 734 Investors, LLC, or any of their respective members or subsidiaries (or by any Group controlled by one or more of the foregoing persons, whether acting individually or in concert).

“Notice of Termination” shall mean written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is executed and delivered by Clayton G. Wilson (the “Executive”) to Alico, Inc., a Florida corporation (together with its successors, the “Company”).

In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Employment Agreement between the Executive and the Company dated April 20, 2015 (the “Employment Agreement”), the Executive hereby agrees as follows:

Section 1. Release and Covenant.  The Executive, of his own free will, voluntarily and unconditionally releases and forever discharges the Company, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) (the “Company Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Executive, and his dependents, relatives, heirs, executors, administrators, successors and assigns who are claiming through him, has or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause or thing whatsoever arising out of his employment by the Company and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment.  Notwithstanding the foregoing, this Release shall not, and is not intended to, waive or release any claim the Executive or any of his heirs, relatives, dependents, executors, administrators, successors or assigns has (a) under any directors or officers insurance policy under which the Executive is covered; (b) for payment of vested benefits under any employee benefit or welfare plan of the Company or its affiliates in which the Executive was a participant on the effective date of the termination of his employment by the Company, (c) for indemnification under statutory corporate law, the Bylaws and Articles of Incorporation of the Company or any of its subsidiaries, and the Indemnification Agreement executed by the Executive and the Company, and (d) for payment of the benefits, compensation, and reimbursable expenses set forth under Section 11 of the Employment Agreement or under the Indemnification Agreement.

Section 2. Due Care.  The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become

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effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings.  The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against the Company or any of the Company Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Executive.  The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in this Release and the Employment Agreement.

Section 5. Nonadmission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees.

Section 6. Communication of Safety Concerns.  Notwithstanding any other provision of this Release, the Executive remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Executive remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Release.  With respect to any claims and matters resolved and terminated pursuant to this Release, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed.  The Executive shall give the Company, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.

Section 7. Governing Law.  This Release shall be interpreted, construed and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof.

THIS RELEASE OF CLAIMS is executed by the Executive and delivered to the Company on                                                          .

EXECUTIVE

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EXHIBIT C

AFFILIATES OF CLAYTON G. WILSON

734 Investors, LLC
Bonnet Lake Partnership
Citizens Bank and Trust
Citrus Marketing Services, Inc.
CGW Holdings, LLC
Cooperative Producers, Inc.
Flying W, LLC
Gran Cosecha, LLC
Great Harvest Corporation
Gulf Harvesting, Inc.
Highlands County Citrus Growers Association
Latt Maxcy Harvesting, Inc.
LMC Citizens Branch, Inc.
LMC Lakeland Development, Inc.
LMC Lakeland Highlands, Inc.
LMC Leasing, LLC
LMC Rainbow Resort, Inc.
LMC Williams Road, Inc.
LMC Winter Haven, Inc.
Maximo Air, LLC
Medial Luna, LLC
Pat Wilson, Inc.
Ranch One Cooperative, Inc.
Rio Verde Ventures, LLC
Riverview Towncentre, Inc.
The Latt Maxcy Corporation

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